Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Amendment No.3 Form S-1 Regulation Statement of our report October 18, 2024 and December 20, 2024, relating to our audit the financial statements of Caring Brands, Inc. (a Florida Corporation) as of December 31, 2023 and 2022 and Caring Brand, Inc. (a Nevada Corporation) for the period from April 24, 2024 (Inception) to June 30, 2024, and for the periods then ended, and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/M&K CPAS, PLLC
The Woodlands, Texas
February 11, 2025